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                                                                   EXHIBIT 10.10

                ADDENDUM TO LICENSE AND CROSS-LICENSE AGREEMENT

     This Addendum, dated February 28, 1997, modifies the License and Cross License Agreement ("License Agreement") dated May 1, 1992 between The Titan Corporation ("Titan"), a Delaware corporation, and Cryptologics International, Inc., a Delaware corporation now known as Wave Systems Corp. ("Wave"), as amended by an Amendment dated August 27, 1993, a waiver letter dated February 7, 1994, a Consent dated October 12, 1994, a letter amendment dated March 20, 1996 and a waiver letter dated January 3, 1997. The License Agreement is the Exhibit A to a Joint Technology Development Agreement between the same parties and with the same date. The parties hereby agree as follows:

          1. Definitions. In addition to the definitions in this Addendum, the definitions in the License Agreement shall apply to this Addendum.

          2. Modifications of License Grant. Section 2.1 of the License Agreement is hereby amended to delete the word "exclusive."

          3. Modification of Rights. Section 2.1 of the License Agreement is hereby amended to add the following at the end of that Section:

             The grant of rights to CII (Wave) for the consumer microcomputer market portion of the Licensed Market shall be exclusive except for Titan (and its subsidiaries and affiliates), which may not grant further licenses or sublicenses. The grant of rights for all other portions of the Licensed Market shall be non-exclusive.

          4. Waiver of Defaults. Titan hereby waives any and all defaults by Wave under the License Agreement prior to the date of this Addendum, including without limitation any failures by Wave to comply with the performance or payment provisions of Section 13.2 of the License Agreement.

          5. Modification of Requirements: Termination. In consideration of Wave agreeing to reduce the scope of its exclusive rights under the License Agreement, Section 13.2 of the License Agreement is deleted in its entirety and replaced with the following:

             13.2 This Agreement shall automatically expire when all of the patents listed in Exhibit A to the License Agreement have expired. Upon such expiration, the provisions of Section 13.3 shall not apply.

          6. Miscellaneous. In the event of any conflict between the terms of this Addendum and the terms of the License Agreement, as previously amended, the terms of this Addendum shall prevail. Except as modified by the Addendum, the License Agreement, as previously amended, shall continue in full force and effect. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties have caused this Addendum to be executed.

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
THE TITAN CORPORATION                            WAVE SYSTEMS CORP.

/s/ GENE W. RAY                                  /s/ STEVEN SPRAGUE
Authorized Officer                               Authorized Officer

GENE W. RAY                                      STEVEN SPRAGUE          PRESIDENT
Print Name and Title                             Print Name and Title
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